Exhibit 10.2

March 15, 2007

Mr. Mike Gangel

Chad, Inc.

19950 W. 161st Street

Olathe, Kansas 66062

Dear Mike:

This side letter (this “Side Letter”) is to confirm the substance of our discussions to date with respect to amending certain provisions, as specifically set forth herein, of that certain non-binding term sheet, dated as of February 14, 2007 (the “Term Sheet”), by and between eMerge Interactive, Inc. (“eMerge”) and Chad, Inc. (“Chad”). Unless otherwise specifically revised herein, the Term Sheet shall remain in effect as the entire agreement of the parties, as provided therein, with respect to the subject matter thereof and hereof. Unless otherwise defined herein, all capitalized terms used herein shall have their respective meanings as defined in the Term Sheet.

The purchase price for the Assets shall be increased from Two Hundred and Fifty Thousand Dollars ($250,000) to Three Hundred and Seventy Thousand Dollars ($370,000), in cashier’s check or bank transfer payable on the closing date. The Liabilities shall be limited to those liabilities listed under Section 3(a) of the Term Sheet and, for the avoidance of doubt, shall specifically exclude any and all liabilities listed under Section 3(b) of the Term Sheet and on Schedule C and Schedule D attached to the Term Sheet. In the event of any conflict between the provisions of the Term Sheet and the provisions of this Side Letter, the provisions of this Side Letter shall govern.

If Chad accepts this Side Letter as an accurate reflection of our current mutual understanding of the proposed transaction, then please indicate Chad’s concurrence by signing the enclosed copy of this Side Letter and return a fully-executed copy to us as soon as possible.

[Signatures Appear on Following Page]

Very truly yours,

EMERGE INTERACTIVE, INC.

By:	/s/ David C. Warren
Name:	David C. Warren
Title:	President & CEO

ACCEPTED AND AGREED:

CHAD, INC.

By:	/s/ Michael G. Gangel
Name:	Michael G. Gangel
Title:	President

DATE: March 15, 2007